          Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION:

GREGORY K. CLEVELAND

TELEPHONE: (602) 852-3526

TRACY SCOTT

TELEPHONE: (701) 250-3040

WEBSITE: www.bnccorp.com

BNCCORP NAMES STEVE ROMAN TO BOARD OF DIRECTORS

BISMARCK, ND, October 26, 2006 – BNCCORP, Inc. (Nasdaq: BNCC), which operates community banking, insurance and wealth management businesses in Arizona, Minnesota, North Dakota, Colorado and Nevada, announced today that Stephen H. Roman has been appointed to the Company’s Board of Directors. Mr. Roman’s term expires at the 2007 Annual Meeting. The announcement was made by Tracy J. Scott, Chairman of BNCCORP’s Board of Directors.

Mr. Roman, age 53, is a marketing and strategic communications professional who has spent the majority of his career in the banking sector. He is filling a Board vacancy resulting from the resignation of Dr. John A. Hipp in April 2006. With the addition of Mr. Roman, the BNCCORP Board of Directors will consist of nine members.

“Steve Roman is a strong addition to the BNCCORP Board of Directors. He brings more than 30 years of experience and accomplishment as a marketing executive, is well-versed in the banking industry, and has a deep knowledge of and involvement in our Arizona market,” said Mr. Scott.

Mr. Roman is a founding partner in Hamilton, Gullett, Davis & Roman LLC, a Phoenix-based firm established in 2002, specializing in integrated communications, public affairs and related services. Prior to co-founding the firm, Mr. Roman was Vice President, Public Sector Group for First Solar, a maker of photovoltaic modules. From 1985 to 2001, he served in a variety of marketing and communications roles with Bank One Corporation and a predecessor, Valley National Bank of Arizona. His positions during this time included Senior Vice President, Western Regional Public Affairs for Bank One, and Regional Marketing Director in charge of all advertising, marketing research and promotional activities for the western states of Arizona, Colorado, Utah, Texas, Oklahoma and Louisiana. Before moving to Phoenix and joining Bank One, Mr. Roman spent 10 years with the Congoleum Corporation, eventually becoming Director of Marketing/New Residential Products.

Actively involved in the Arizona community for 20 years, Mr. Roman is a Commissioner on the State Commerce and Economic Development Commission, a Member of the Heard Museum Board of Trustees, and a past chairman of the Arizona Chamber of Commerce. He also chaired the state’s efforts to get voter approval for the Martin Luther King Jr. holiday and was a key member of the Governor’s task force that helped to raise $100 million to support the Translational Genomics Research Institute (TGen) in 2002. While at Bank One, Mr. Roman oversaw a charitable foundation that contributed to a variety of Arizona causes. He also negotiated a sponsorship agreement with the Arizona Diamondbacks that led to the naming of Bank One Ballpark. Mr. Roman, his wife and two children reside in Phoenix.

About BNCCORP, Inc.

BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing banking, insurance and wealth management services to businesses and consumers in its local markets. The Company operates 28 locations in Arizona, Minnesota, North Dakota, Colorado, and Nevada through BNC National Bank and its subsidiaries.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

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